UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported) June 19, 2017

NOVAGEN INGENIUM, INC.
(Exact name of registrant as specified in its charter)

NEVADA	333-141617	98-0471927
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1846 E. Innovation Park Drive, Oro Valley, Arizona	85755
(Address of principal executive offices)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Completion of Acquisition or Disposition of Assets

On June 19, 2017, the registrant, Novagen Ingenium Inc, a Nevada corporation (“Novagen”) entered into an Agreement for Sale & Purchase of Shares (the “Agreement for Sale & Purchase Of Shares”) under which the shareholders of Syndicated Transport and Trucking Pty Ltd (the “Syndicated Shareholders”) agree to sell to Novagen all the issued and outstanding shares of Syndicated Transport & Trucking Pty Ltd in exchange for 6,000,000 shares of Novagen common stock at a deemed price of AUD$0.14 per share. Shares of Novagen’s common stock are quoted under the symbol “NOVZ” on the OTC Pink operated by OTC Markets Group, Inc. The total value of Syndicated Transport & Trucking Pty Ltd for the purposes of the Agreement for Sale & Purchase of Shares was determined by negotiation between the Syndicated Shareholders and Novagen to be AUD$840,000.

The description of the terms and conditions of the Agreement for Sale & Purchase of Shares set forth herein does not purport to be complete and is qualified in its entirety by reference to the terms of the Agreement for Sale & Purchase of Shares, which is filed as Exhibit 10.1 to this Current Report.

The sale of Syndicated Transport & Trucking Pty Ltd to Novagen Ingenium Inc. was completed on July 6, 2017. As a result, Novagen has acquired all of the transport assets and operations of the transport business.

Kenneth Grohs is a director of the registrant and is a director of Syndicated Transport & Trucking Pty Ltd.

Sonny Nugent is a director of the registrant and is a director of Syndicated Transport & Trucking Pty Ltd.

At a duly called special meeting, the Board of Directors of the registrant approved the Agreement for Sale & Purchase of Shares and the transactions contemplated thereby after determining that they were fair to and in the best interests of the registrant. Kenneth Grohs and Sonny Nugent were not in attendance at the meeting and did not vote.

The closing of the transactions contemplated by the Agreement for Sale & Purchase of Shares took place on July 6, 2017.

Item 2.01 Completion of Acquisition or Disposition of Assets

The information set forth under Item 1.01 of this Current Report is incorporated herein by reference.

Item 8.01 Other Events

The information set forth under Item 1.01 of this Current Report is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Agreement for Sale & Purchase of Shares dated June 19, 2017 between Novagen Ingenium Inc. and Syndicated Transport & Trucking Pty Ltd.

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVAGEN INGENIUM INC.

Date: July 10, 2017	By:	/s/ Micheal Nugent
Micheal Nugent
President & CEO

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